Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, contact:

Inna Vyadro	Paul Brauneis

Director of Investor Relations	Chief Financial Officer

Avici Systems	Avici Systems

978-964-2000	978-964-2000

ivyadro@avici.com	pbrauneis@avici.com

Avici Systems Names William Leighton To Board of Directors

N. Billerica, MA, May 27, 2004—Avici Systems Inc. (Nasdaq: AVCI), today announced that William Leighton has joined Avici’s Board of Directors, effective immediately.

Mr. Leighton recently retired from AT&T after 28 years of service in various organizations, most recently as Vice President of Research at AT&T Labs where he led the team responsible for AT&T’s core and directed research program. Prior to that, he was the Vice President of Technology and Services Strategy at AT&T Labs. Mr. Leighton holds an M.S.E and Ph.D. in Electrical Engineering from Princeton University. He also completed an Advanced Management Program at Harvard Business School.

As a member of the Avici Board, Mr. Leighton will also sit on the Company’s Nominating and Governance Committee.

Surya Panditi, Avici’s Chairman said, “We are very pleased to welcome Bill to our Board. Bill’s strong background in network research, design, and development in IP networks and services such as VPNs, VOIP, and network security will be a tremendous asset to Avici’s Board.”

“I am delighted and privileged to join the Avici Board of Directors,” said Leighton. ”The company is a leader in core routing and I look forward to being a part of its continued success.”

Mr. Leighton will fill the Board seat recently vacated by Jim Swartz, a general partner at Accel Partners, who left to focus on other earlier stage investment opportunities. Mr. Swartz has been a significant contributor to the Board since Avici was founded. “Jim was Avici’s first investor and played a major role in guiding the company through its formative years. We are grateful for his leadership,” said Surya Panditi.

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About Avici Systems

Avici Systems Inc., headquartered in North Billerica, Mass., is a leading provider of purpose-built carrier-class routing solutions for the Internet. Avici’s family of routers is designed to meet carrier requirements for the highest scalability, reliability and network availability, while lowering the total cost of building and operating their networks. The company’s routing systems provide new IP solutions to some of the world’s leading service providers. For more information, please visit us at www.avici.com.

Avici is a trademark of Avici Systems Inc.

This release contains information about Avici’s future expectations, plans, and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those anticipated. When used in this press release, the word “will”, “expected” and other similar expressions are intended to identify such forward looking statements. Such risks and uncertainties include, but are not limited to, market acceptance of Avici products, services and enhancements, customer purchasing patterns and commitments, development of the market place, product development and enhancement, intensity of competition of other vendors, technological changes and other risks set forth in Avici’s filings with the Securities and Exchange Commission.

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